Exhibit 99.2
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Manavi M12 Update
October 8, 2006 — Tbilisi, Georgia — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, AMEX:CNR) today issued an operations update on the Manavi M12 appraisal well which is currently drilling in Georgia.
The well had been drilled to a total depth of 4,892 metres (16,345 feet) in the Cretaceous reservoir when it was decided to log the well and run 7 inch casing, however, whilst conditioning the well prior to these operations, the drill pipe became pressure differentially stuck at 4,205 metres (13,796 feet). Subsequent efforts to release the drill pipe were not successful and in order to progress drilling activities it was necessary to detach the stuck portion of the drill pipe and a cement plug is currently being set prior to sidetracking the well from the open hole section in the same diameter hole.
The M12 well penetrated a total Cretaceous carbonate reservoir section of 280 metres (919 feet). Hydrocarbon shows were detected throughout the entire Cretaceous interval with a major gas influx observed and significant shows recorded. At the same time, traces of light oil/condensate were observed in the drilling mud. These strong shows were associated with a more fractured porous vuggy white limestone interval which was also encountered in the M11 well. No evidence of an hydrocarbon-water contact has been identified in the well which has been drilled to a deeper level than the previous wells, thus indicating a potential total hydrocarbon column in the structure in excess of 570 metres (1,870 feet).
There is further reservoir potential identified in the overlying Palaeocene which is a continuation of the Cretaceous limestone stratigraphy and in the Middle Eocene sequence both of which had hydrocarbon shows.
The plan is to sidetrack the well in an 8 1/2 inch hole to the top of the higher pressure and more porous / permeable reservoir interval in the upper Cretaceous where a 7 inch casing will be set. This will enable the zone where the differential sticking occurred to be isolated before drilling ahead in a 6 inch hole through the higher pressure reservoir zone to the planned total depth of the well. In order to remain close to the original well bore, it is planned to re-drill through the reservoir using directional drilling equipment from Baker-Hughes which is being mobilised to Georgia for this purpose. It is anticipated that drilling will be completed within 45 days after which time the well will be logged and final production casing run prior to testing which may involve testing a number of different zones. Given the high formation pressures observed in the well, a high pressure well test is being planned and this will require the demobilisation of the rig due to the restricted space on the site in order to install the necessary high pressure test equipment, separators and other facilities.
Vincent McDonnell, President and Chief Operating Officer of the Corporation commented “We are very encouraged and excited by the drilling results of our appraisal drilling on the Manavi structure having encountered hydrocarbons over a potentially large column with the geology being very similar to that encountered in the M11 discovery well. Whilst we are disappointed not to be testing the well at this time, we view this as a temporary delay and we have taken all the necessary steps to safeguard the well and complete the drilling. Our ability to sidetrack the well from the open hole section will enable us to maintain the hole size and so ensure we will be in a position to get an optimal test on this discovery.”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:

USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel :	+1 617 669 1841
Fax :	+1 617 973 6406
e-mail:	sabin@canargo.com

NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206